DELOITTE &
      TOUCHE LLP
     ------------   ----------------------------------------------------------
                    Suite 1600                  Telephone: (214) 777-7000
                    Texas Commerce Tower
                    2200 Ross Avenue
                    Dallas, Texas 75201-6778

                                                                 EXHIBIT 15


          Texas Utilities Electric Company:

          We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed interim financial information of Texas Utilities Electric Company for the periods ended March 31, 1996 and 1995, June 30, 1996 and 1995, and September 30, 1996 and 1995, as indicated in our reports dated May 7, 1996, and August 6, 1996 and November 5, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our reports referred to above, which were included in the Quarterly Reports of on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 and September 30, 1996, are being used in this Registration Statement.

          We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


          /s/   DELOITTE & TOUCHE LLP

          January 14, 1997